Exhibit 99.1

ACHILLION PROVIDES PIPELINE UPDATE

- Conference call and webcast to be hosted Monday, September 30th at 8:30 a.m. EDT -

NEW HAVEN, Conn. (September 27, 2013) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today provided an update on development of compounds in its pipeline of therapies for the treatment of chronic hepatitis C virus, or HCV. Achillion today received a response from the U. S. Food and Drug Administration, or FDA, on the clinical hold related to sovaprevir, Achillion’s NS3 protease inhibitor. The FDA response indicated that, while Achillion’s submission addressed all issues noted in the FDA’s June 29, 2013 letter, the FDA concluded that the removal of the clinical hold is not warranted.

“While we are disappointed that we were not able to resolve the clinical hold at this time despite having addressed all the issues, we believe the breadth of our portfolio allows us to quickly advance other all oral combination regimens for the treatment of HCV,” stated Milind Deshpande, President and Chief Executive Officer of Achillion. “With our Phase 2 NS5A inhibitor, ACH-3102, we are in a position to rapidly initiate combination studies with ACH-2684, our protease inhibitor, with results expected in 2014. Further, we continue to advance our uridine-analog nucleotide, ACH-3422, with which we anticipate initiating clinical trials in the first half of 2014.”

ACH-2684 has completed all of the necessary preclinical and clinical trials necessary to support advancement into Phase 2 combination development. Achillion previously reported robust anti-viral activity with ACH-2684 as monotherapy including Phase 1b data in both non-cirrhotic and cirrhotic treatment-naïve HCV genotype (GT) 1 patients. In addition, Achillion will continue to work to resolve the clinical hold related to sovaprevir.

Phase 2 -007 Trial of Sovaprevir and ACH-3102 with Ribavirin

Achillion also announced interim data from the ongoing -007 Phase 2a clinical trial evaluating two doses of sovaprevir, either 200 mg or 400 mg once daily, in combination with 50 mg once daily of ACH-3102 and ribavirin (rbv) twice daily for 12 weeks in patients with treatment-naïve GT 1a or 1b hepatitis HCV.

The Phase 2 trial is a double-blind, placebo-controlled study evaluating the safety, tolerability and efficacy of 12 weeks of sovaprevir, ACH-3102 and rbv in up to 50 treatment-naïve patients with chronic GT 1a or GT 1b HCV. The first segment enrolled 30 patients who were randomized to receive a combination of either 200 mg or 400 mg sovaprevir once daily in combination with a 150 mg loading dose followed by a 50 mg daily dose of ACH-3102, and twice daily doses of rbv, or matching placebos. The primary endpoints for this trial include safety, tolerability, and sustained viral response 4 weeks after the completion of dosing (SVR4). The trial is being conducted at sites in the United States, Canada, New Zealand and Australia.

All patients achieved a very rapid virologic response (vRVR) with HCV RNA less than 25 IU/ml by week 2. Potent efficacy was observed against GT 1b HCV with 100% of patients achieving rapid viral response, or RVR, with HCV RNA levels less than 10 IU/mL at week 4. RVR was achieved in 79% of GT1 patients overall.

To date, the combination of sovaprevir and ACH-3102 with rbv for up to 12 weeks has been well tolerated with no drug-related serious adverse events, no clinically significant changes in vital signs or electrocardiograms. There have been no graded increases in liver function tests, including ALT or AST, for patients receiving active treatment to date. No other laboratory abnormalities were noted with the exception of decreases in hemoglobin observed and attributed to ribavirin.

Conference Call

The Company will host a conference call and simultaneous webcast on Monday, September 30, 2013 at 8:30 a.m. Eastern time. To participate in the conference call, please dial (877) 266-0482 in the U.S. or (631) 291-4567 for international callers. A live audio webcast of the call will be accessible from the Calendar page in the News Center at www.achillion.com. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 11:30 a.m. Eastern time on September 30, 2013, through 11:59 p.m. Eastern time on October 6, 2013 by dialing (855) 859-2056 or (404) 537-3406. The replay passcode is 73738655.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the safety, efficacy and clinical benefits of the combination of sovaprevir and ACH-3102; Achillion’s plans and timing for initiating additional combination trials of ACH-3102 and ACH-2684 and ACH-3422; Achillion’s development plan; and Achillion’s goals and strategies with respect to addressing all types of HCV patients. We may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: satisfactorily respond to regulatory actions with regard to its clinical development programs; replicate in subsequent dose groups and/or later clinical trials positive results observed in the interim data from the -007 combination trial of sovaprevir and ACH-3102, and its other product candidates; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact:

Glenn Schulman

Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000

gschulman@achillion.com

Investors:

Mary Kay Fenton

Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000

mfenton@achillion.com

Seth Lewis

The Trout Group, LLC

Tel. (646) 378-2952

slewis@troutgroup.com

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